EXHIBIT 99.1

PRESS RELEASE

Nuvelo Contacts:

Pete Garcia

Sr. VP and Chief Financial Officer

(408) 215-4574

pgarcia@nuvelo.com

Nicole Estrin

Manager of Corporate Communications & IR

(408) 215-4572

nestrin@nuvelo.com

NUVELO RAISES $24.5 MILLION

SUNNYVALE, Calif., October 2, 2003 /PRNewswire/ — Nuvelo, Inc. (Nasdaq: NUVO) today announced the sale of 10,000,000 shares of its common stock at a price of $2.45 per share, placed directly with unaffiliated institutional investors. All of the shares are being offered by Nuvelo under its currently effective shelf registration statement. Subject to customary closing conditions, Nuvelo will receive proceeds of approximately $24.5 million, net of fees and other expenses related to the transaction.

“Nuvelo has made significant progress over the past year and we have been able to capitalize on this success by securing strong, respected institutional investors,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “We recently announced the successful completion of an interim analysis of our Phase II study with alfimeprase for the potential treatment of peripheral arterial occlusion. We are encouraged by this analysis and continue to push aggressively forward with these trials. In addition, we continue to drive progress with our internal development activities in secreted proteins and antibody targets while pursuing potential clinical-stage in-licensing opportunities.”

Nuvelo intends to use the net proceeds of the sale of the common stock primarily for general corporate purposes including current and future clinical trials of its lead product candidate, alfimeprase, as well as other research and product development activities.

JMP Securities LLC served as the sole underwriter of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus relating to the offering may be obtained from JMP Securities LLC at 1 Embarcadero Center, Suite 2100, San Francisco, CA 94111 or by calling 415-835-8900.

About Alfimeprase

Alfimeprase is a thrombolytic agent or clot dissolver. It is a modified fibrolase, a naturally occurring enzyme that directly degrades fibrin when delivered through a catheter at the site of a blood clot. Compared to traditional plasminogen activators, pre-clinical studies have shown alfimeprase to be up to six times faster in dissolving clots. In addition, alfimeprase’s novel mechanism of action dramatically limits the molecule’s systemic activity, reducing the risk of bleeding complications, a common side-effect of current therapies.

About Nuvelo

Nuvelo, Inc., formed by the merger of Hyseq Pharmaceuticals, Inc. and VARIAGENICS, Inc., is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in two Phase II trials in two indications, peripheral arterial occlusion and catheter occlusion. Additional programs include drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our new Web site at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risk that we may not successfully integrate the VARIAGENICS business following our recent merger, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo, Hyseq and VARIAGENICS filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K and the related Form 10-K/A for the year ended December 31, 2002 and Nuvelo’s quarterly report on Form 10-Q for the quarter ended June 30, 2003. We disclaim any intent or obligation to update these forward-looking statements.

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